Exhibit (a)(1)(E)

INSTRUCTIONS TO

NOTICE OF WITHDRAWAL

If you previously elected to accept the offer by support.com, Inc. (“support.com,” “we,” “us,” “our,” and “ours”) to exchange some or all of your outstanding Eligible Options for New Options, subject to and upon the terms and conditions set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated July 24, 2009 (the “Exchange Offer”), and you would like to change your election and withdraw the tender of some or all of your Eligible Options, you must complete, sign and date a copy of this Notice of Withdrawal and return it to us so that we receive it before 5:00 p.m., Pacific Time, on August 21, 2009 (or on a later date, if we extend the Exchange Offer) (such expiration date, the “Expiration Date”), using one of the following means:

By Mail or Courier: support.com, Inc. Attention: Maura Burns 1900 Seaport Blvd., 3rd Floor Redwood City, CA 94063	By Facsimile: Attention: Maura Burns Facsimile: 1+ 650-556-1194

By Hand or Interoffice Mail: Attention: Maura Burns	By E-mail: tenderoffer@support.com

Your Notice of Withdrawal will be effective only upon receipt by us. We will only accept delivery of the signed and completed Notice of Withdrawal by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal before 5:00 p.m., Pacific Time, on the Expiration Date.

Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Optionholder, your previously tendered Eligible Options will be cancelled and exchanged pursuant to the Exchange Offer.

If the signature on your Notice of Withdrawal is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on this Notice of Withdrawal and proper evidence of the authority of such person to act in such capacity must be provided with your Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before the expiration of the Exchange Offer, which we expect will be 5:00 p.m., Pacific Time, on August 21, 2009, please contact Maura Burns , by hand or interoffice mail, by facsimile to 1+ 650-556-1194, by mail or delivery to 1900 Seaport Blvd., 3 rd Floor, Redwood City, CA 94063, by phone at 1+ 650-556-8992, or by e-mail to tenderoffer@support.com.

DO NOT COMPLETE AND RETURN THE NOTICE OF WITHDRAWAL UNLESS YOU

WISH TO WITHDRAW SOME OR ALL OF YOUR PREVIOUS TENDER OF ELIGIBLE OPTIONS.

support.com, Inc.

Offer to Exchange Outstanding Stock Options

Notice of Withdrawal

I previously received a copy of the Exchange Offer, dated July 24, 2009, and the related Notice of Election. I completed, signed and returned the Notice of Election, in which I elected to tender some or all of my Eligible Options as set forth in the Notice of Election. I understand that, by signing this Notice of Withdrawal and delivering it to support.com, I withdraw my acceptance of the Exchange Offer and reject the Exchange Offer with respect to some or all of my Eligible Options. By rejecting the Exchange Offer in whole or in part, I understand that I will not receive New Options in exchange for my Eligible Options that I previously tendered and am now withdrawing, and I will keep such Eligible Options with their existing term, exercise price, vesting schedule and other terms and conditions. My Eligible Options will continue to be governed by the support.com 2000 Omnibus Equity Incentive Plan and by my existing stock option agreements with support.com. The withdrawal of some or all of my Eligible Options from the Exchange Offer is at my own discretion. I agree that support.com will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw some or all of my Eligible Options from the exchange offer.

☐	I elect to withdraw all of my Eligible Options that I previously chose to exchange pursuant to the Exchange Offer. Therefore, I have completed and signed this Notice of Withdrawal. I do not accept the offer to exchange any of my Eligible Options.

☐	I elect to withdraw my election to exchange each of the Eligible Options listed below (and on any additional sheets which I have attached to this Notice of Withdrawal):

Please identify the Eligible Options you wish to tender by their grant number.

Grant Number	Grant Date	Exercise Price

☐	I have attached an additional sheet listing my name and any additional Eligible Options with respect to which I wish to withdraw my election to exchange.

I have signed this Notice and printed my name exactly as it appeared on the Notice of Election.

Signature of Eligible Optionholder	Date and Time

Print Name of Eligible Optionholder	Social Security Number

Email Address or Fax Number